Exhibit 10.22

215 No. Marengo Ave., 2nd Floor Pasadena. California 91101 Phone: 626.229.9191 Fax: 626.432-9557 www.guidancesoftware.com

February 13, 2009

Rasmus van der Colff, CPA

23709 Wingate Court

Valencia, Ca 91354

Dear Rasmus:

We are pleased to offer you the position of Vice President of Finance and Chief Accounting Officer, based out of our Pasadena office. You will be reporting to Barry Plaga, Chief Financial Officer.

The principle terms and conditions of our offer are as follows:

Start Date	March 9, 2009

Salary	You will receive a semi-monthly base salary of $11,208.34 ($269,000.00 annualized).

Guidance Software, Inc. pays its employees twice each month on a semi-monthly basis. Therefore, your first paycheck will be delivered to you on March 17, 2009.

Annual Bonus	You will be eligible to participate in the bonus plan at 25% of your base. Your bonus eligibility will be 75% based on company performance and 25% on individual MBO’s to be determined.

Equity

As consideration for joining the company as a key member of the Finance team, you will be eligible to receive a restricted stock grant of 22,000 shares and a stock option grant of 22,000 shares, subject to the approval of the company’s Board of Directors, as per the terms of the company’s Amended 2004 Equity Incentive Plan. The proposed grant will be submitted for approval at the first regularly scheduled Quarterly Board of Director’s Meeting following your first day of work. Since restricted stock is treated as income once it vests, please be advised that the grant (should it be approved) will have a tax liability at each vesting event. Recognizing that the stock price will fluctuate between your hire date and the four separate dates of vesting, you should also be advised that your tax liability will be directly related to the closing stock price on the date of the vesting event. You may sell vested shares to cover your tax liability during any open window allowed for your insider designation.

Benefits

You will become eligible for medical and dental health benefits on the first of the month following 30 days of employment. You will receive detailed information within two weeks of employment as to specific plans, costs and timelines for enrollment.

401(k)

As a full time employee with Guidance Software, Inc., you will become eligible to participate in the company matched 401(k) Savings Plan on the 1st of the Qtr. following the completion of three months of service with the Company. However, you are eligible to immediately rollover funds from your current eligible plan.

Vacation	You will earn 15 days of vacation benefit in each year of your employment.

Holiday	There are nine paid holidays, unless Christmas Eve falls on a weekday in which case there are ten. You will also have one floating holiday per year.

Trial Service	Your performance will be evaluated after six months.

Period

The terms and conditions of this offer are contingent upon you passing a background check, including employment references.

This offer is also contingent upon you completing an Employment Eligibility Verification Form and providing evidence of your identity and employment eligibility on the date that you are to begin work.

In addition, you will be required to sign an Employment Agreement Form. As the form will state, it is an “At-Will Employment Agreement.” Therefore, neither the form nor this letter should be construed as an employment contract. Furthermore, Guidance Software, Inc. reserves the right to revoke the offer of employment at any time, for any or no reason.

If you have any questions regarding this offer, please give me a call. We look forward to you joining the Guidance Software Team.

Sincerely,

/s/ Josh McCullough
Josh McCullough
Recruiting Supervisor

cc: Barry Plaga

If you understand and agree with the terms of our offer as set out above, please indicate acceptance with your signature below.

/s/ Rasmus van der Colff	02/17/2009
Rasmus van der Colff	Date